Contact:
Crocker Coulson, President
CCG Elite
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ShengdaTech Outlines Plan to Acquire State-owned Chemical Company and Relocate Existing Chemical Operations

TAIAN CITY, Shandong Province, China, - June 20, 2008 - ShengdaTech Inc. (“ShengdaTech” “the Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People’s Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai’an City, Shandong Province, PRC, today announced that it plans to acquire Jinan Fertilizer Co., Ltd., a nitrogenous fertilizer company based in Jinan, the capital of Shandong Province. The Company intends to relocate its existing coal-based chemical operations to the facilities of the target acquisition, following receipt of a relocation notice for its factory in Tai’an City from the Tai’an City Government on June 16, 2008.

The Tai’an City Government, as part of China’s strengthening of environmental law enforcement reform, issued the relocation notice due to the close proximity of ShengdaTech’s coal-based chemical facility to residential and business properties. According to terms of the relocation notice, ShengdaTech must cease operations at its Tai’an City coal-based chemical facility on November 1, 2008 but is permitted to continue operations until October 31, 2008 to ensure a stable transition of its chemical business and employees.

As previously disclosed, the Company has been actively searching for strategic acquisition candidates to expand its coal-based chemical business and to serve as a new site for existing operations, including but not limited to acquiring Jinan Fertilizer Co., Ltd. and its subsidiaries. Currently, Jinan Fertilizer Company is being managed by Shandong Shengda Technology Co., Ltd.(“Shengda Group”), an affiliate of the Company, under a restructuring agreement with the local government in order to provide for effective transition of the operations. The transaction will be contingent on the completion of an independent audit and due diligence, and negotiation of the final terms and a definitive agreement, and will be subject to approval by ShengdaTech’s board of directors. The Company expects to complete the acquisition of Jinan Fertilizer Co., Ltd. on or before November 1, 2008.

“We are excited about the potential of this acquisition to strengthen our position in the coal-based chemical sector and believe its operations will strongly benefit from ShengdaTech’s proven management and industry experience. We expect this transaction to be significantly accretive to our shareholders within the first year of operations,” said Mr. Xiangzhi Chen, President and CEO of ShengdaTech. “Given the accelerated timeline to relocate our existing chemical operations, we are working to complete the acquisition of Jinan Fertilizer as early as possible in order to minimize any disruption to this business segment.”

Jinan Fertilizer and its subsidiaries’ were founded in 1958 as the first state-owned, mid-scale nitrogenous fertilizer enterprise in China. The company’s facilities are located in Jinan City, the capital of Shandong Province, and are in close proximity to the Company’s current headquarters and the existing chemical plant, with access to good rail transportation. Jinan Fertilizer has seven subsidiaries and about 1,800 employees. Its products are sold under the “Quancheng” brand name and include concentrated nitric acid, synthetic ammonia, methanol, fertilizer and carbon dioxide. Jinan Fertilizer also produces compound fertilizer, liquid fertilizer and polywoven sacks. Jinan Fertilizer and its subsidiaries hold a 16% share of the domestic concentrated nitric acid fertilizer market and account for approximately 50% of China’s concentrated nitric acid fertilizer exports, making it the second largest in the industry.

Assuming the current market demand continues, the Company estimates that once Jinan Fertilizer achieves full operations in 2009 it could yield an annual sales of approximately three times the current sales of ShengdaTech’s existing chemical business. The gross margin is estimated to be equal or higher than the current chemical business at targeted production levels. The Company is working to determine the full impact, if any, of the acquisition on its expected financial results for the year 2008 and plans to disclose more detailed financial information regarding the acquisition once the audit and business analysis are completed and the board has finalized its review, all of which is expected to be completed in August of 2008.

“The Jinan City government has encouraged the Company and its affiliates to acquire and reorganize Jinan Fertilizer and its subsidiaries. The Quancheng brand is a well-known, high-quality name in Shangdong Province and will allow us to gain a strong foothold in the concentrated nitric acid market in China and the export market to Europe and Southeast Asia. We plan to leverage our expertise in converting state-owned enterprises to profitable and efficient operations and to successfully integrate Jinan Fertilizer and its subsidiaries into our operations. In the unlikely event that the acquisition is not completed by the relocation deadline, we plan to use Jinan Fertilizer and its subsidiaries as our outsourced supplier for matching products currently produced in Tai’an City. While we are not able to estimate the precise cost of the relocation at this time, we believe that the local government of Tai'an City will offer us some financial assistance to compensate us for the expense of removing the equipment or any production stoppage that may result. Although settlement and collection from the local government is time-consuming, we hope to receive the compensation from the government and conclude this matter before the end of the year,” concluded Mr. Chen.

About ShengdaTech, Inc.

ShengdaTech Inc. (“the Company) is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG Elite directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition and relocate its coal based chemical operations ,unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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